Exhibit (d)(33)

Execution Version

SUB-ADVISORY AGREEMENT

This SUB-ADVISORY AGREEMENT (the "Agreement") is made this 3rd day of May, 2022 by and among Financial Investors Trust (the "Trust"), on behalf of each of its separate series set forth in Schedule A hereto (each such series, the "Fund"), Highland Associates, Inc. (the "Adviser"), and Passaic Partners LLC (the "Sub-Adviser").

1.  Appointment of Manager. Each of the Fund and the Adviser hereby appoints the Sub-Adviser to manage certain assets of the Fund in accordance with the terms of the Agreement. The Sub-Adviser hereby accepts such appointment. The Fund has appointed a custodian or prime broker to take and have possession of the assets to be managed by the Sub-Adviser hereunder (the "Account"). The Fund shall promptly notify custodian/prime broker of the appointment of the Sub-Adviser as investment manager of the Account. The Sub-Adviser shall not act as custodian for, or have possession of any assets of, the Account. The Sub-Adviser shall provide such reports regarding the Account as are agreed upon by the parties from time to time.

2. Investment of Assets. Subject to the supervision and direction of the Board of Trustees of the Fund and the Adviser, the Sub-Adviser shall have sole discretion to invest the assets in the Account without prior consultation with Fund, provided, however, the Sub-Adviser shall manage the Account in accordance with: (a) the Fund's investment objective, policies and restrictions set forth in the then-current prospectus and statement of additional information of the Fund (collectively, the "Prospectus") and any amendments or supplements thereto; and (b) any investment guidelines, or modifications thereto, which have been mutually agreed upon by the Adviser and the Sub-Adviser, and have been provided in writing to the Sub-Adviser. The Sub-Adviser will keep the Trust and the Adviser informed of developments materially affecting the Account, and will, on its own initiative, furnish the Trust from time to time with whatever information the Sub-Adviser believes is appropriate for this purpose, and make available, upon reasonable advance request, its officers and employees for discussions relating to the Account with the Trust and/or the Adviser. The Sub-Adviser will, in response to the Fund's or the Adviser's request in connection with the Fund's disclosure obligations and compliance with applicable Federal and state securities laws, provide information concerning the Sub-Adviser, and will, to the extent practicable, provide such other information as the Fund or the Adviser may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the distribution of the Fund's shares.

3. Brokerage. The Sub-Adviser shall have authority to select brokers, dealers and other firms to purchase and sell assets of the Account. The Sub-Adviser may aggregate orders for the purchase or sale of securities and other assets on behalf of the Account with orders on behalf of other portfolios the Sub-Adviser manages. When orders are placed, the Sub-Adviser shall issue suitable instructions to the custodian/prime broker with respect to delivery and payment.

Brokers shall be selected in accordance with the Sub-Adviser's policies and procedures relating to Best Execution, which policies and procedures shall at all times comply with the Investment Advisers Act of 1940 (the "Advisers Act") and the rules thereunder.

4. Compliance and Records.

(i) The Sub-Adviser will maintain and preserve all accounts, books and records with respect to the Account as are required of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940, as amended (the "1940 Act"), and the Advisers Act and the rules thereunder, and shall file with the Securities and Exchange Commission all forms pursuant to Sections 13 of the Securities Exchange Act of 1934 as may be required with respect to its duties as are set forth herein. The records relating to the services provided under the Agreement shall be the property of the Fund, although the Sub-Adviser may make and retain a copy of such records. The Sub-Adviser will provide the Adviser and the Trust with copies of the Sub-Adviser's current policies and procedures adopted in accordance with Rule 206(4)-7 under the Advisers Act.

(ii) Investment Company Act Compliance. The Adviser and the Trust represent that the Trust is, and shall remain during the term of the Agreement, duly registered with the SEC as an investment company under the 1940 Act, and that the securities of the Fund have been issued and sold in accordance with an effective registration statement filed with the SEC. The Adviser and the Trust acknowledge that, except as otherwise explicitly set forth herein, they are responsible for the timely submission of all required regulatory filings and fulfilling all applicable compliance requirements related to the Fund's continued compliance with the 1940 Act and other applicable laws and regulations. The Sub-Adviser agrees to provide reasonable assistance, upon request, to assist the Adviser and the Trust in completing the aforementioned compliance requirements.

(iii) Each of the Adviser and the Sub-Adviser hereby acknowledges and attests that such party is either (i) appropriately registered as a member of the National Futures Association (and such membership is not suspended) or (ii) is not required to be registered as an FCM, IB, CPO, CTA or LTM (as such terms are defined in the Commodity Exchange Act and/or applicable CFTC Regulations).

5. Fees. As compensation for its services under the Agreement, the Adviser shall, with respect to the Fund, pay the Sub-Adviser a fee, accrued daily at the rate of 11365th (or 11366th in any year in which the month of February has 29 days) of the applicable fee rate set forth in Schedule B hereto and computed based on the average daily net assets of the Account, calculated as of each month end, associated with the Fund as valued in accordance with the Fund's Prospectus. The Fund shall provide to the Sub-Adviser information reflecting such average net asset values no later than five (5) business days following each month end, and the management fee shall be payable monthly as soon as practicable after the delivery of such information. The parties agree that the Trust and the Fund make no warranties regarding the accuracy of such information provided to the Sub-Adviser.

6. Expenses. The Sub-Adviser will pay all expenses of its own incurred in performing its investment advisory services under the Agreement, including compensation of and office space for officers and employees of the Sub-Adviser connected with management of the Account, and proxy solicitation expenses arising in connection with the Sub-Adviser's assignment of the Agreement under applicable law.

7. Liability and Indemnification. Except as may otherwise be provided by the 1940 Act or any other federal securities law, in the absence of willful misconduct, fraud, reckless disregard or gross negligence, neither the Sub-Adviser nor any of its officers, affiliates, employees or consultants (its "Affiliates") shall be liable for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) incurred or suffered by the Adviser, the Fund or the Trust as a result of any error of judgment or for any action or inaction taken in good faith by the Sub-Adviser or its Affiliates with respect to the Fund.

Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Adviser shall indemnify and hold harmless the Sub-Adviser, its officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, the "Sub-Adviser lndemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject at common law or otherwise, arising out of the Sub-Adviser's action or inaction or based on the Agreement; provided however, the Investment Adviser shall not indemnify or hold harmless the Sub-Adviser Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Sub-Adviser of a Sub-Adviser representation or warranty made herein, (ii) any willful misconduct, fraud, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations hereunder or (iii) any untrue statement of a material fact contained in the Prospectuses or Statements of Additional Information, proxy materials, advertisements or sales literature, if such statement was made in reliance upon information furnished to the Investment Adviser by the Sub-Adviser in writing and intended for use therein.

Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall indemnify and hold harmless the Fund and the Tmst, their officers, employees, consultants, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the Securities Act of 1933, as amended) (collectively, the "Fund Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Fund Indemnitees may become subject at common law or otherwise, arising out of the Sub-Adviser's action or inaction or based on the Agreement; provided however, the Sub-Adviser shall not indemnify or hold harmless the Fund Indemnitees for any losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) due to (i) any breach by the Fund or the Tmst of a Fund representation or warranty made herein, (ii) any willful misconduct, fraud, reckless disregard or gross negligence of the Fund or Trust in the performance of any of its duties or obligations hereunder, or (iii) any untrue statement of a material fact contained in the Prospectuses or Statements of Additional Information, proxy materials, advertisements or sales literature, if such statement was made in reliance upon information furnished to the Sub-Adviser by the Adviser, the Fund or Trust in writing and intended for use therein.

Notwithstanding the foregoing, the Fund shall not be deemed to have waived any right which, under applicable law, cannot be waived. No Trustee or shareholder of the Trust shall be personally liable for any debts, liabilities, obligations or expenses incurred by, or contracted for under the Agreement. No Fund will be liable for any debts, liabilities, obligations or expenses incurred by, or contracted for another Fund under the Agreement.

This Section 7 shall survive the termination of the Agreement.

8. Non-Exclusive Contract. The investment management services provided by the Sub-Adviser are not exclusive and the Fund and the Adviser acknowledge that the Sub-Adviser may perform similar services for others. The Sub-Adviser will use its commercially reasonable efforts to allocate investment opportunities among its clients in an equitable manner and in accordance with applicable law. Further, the Fund and the Adviser understand that the investment action taken or not taken for the Fund and/or other clients of the Sub-Adviser may differ.

9. Voting of Portfolio Securities. The Fund shall use its best efforts to deliver to the Sub-Adviser all proxies received by it or by others on its behalf on a timely basis. The Sub-Adviser is authorized to vote on behalf of the Fund any proxies received by the Sub-Adviser relating to securities held in the Account. With respect to those proxy solicitation materials that the Sub-Adviser does not receive directly, the Sub-Adviser's obligations in the previous sentence are contingent upon its receipt of such materials at least five (5) business days prior to the applicable voting date. It is acknowledged and agreed that the Sub-Adviser shall not be responsible for the filing of claims (or otherwise causing the Trust or any series thereof, including the Fund, to participate) in class action settlements or similar proceedings in which shareholders may participate related to securities currently or previously associated with the Account, however it shall provide reasonable assistance to the Adviser, the Trust or its agent in processing class action paperwork, for any security held or previously held within the Account during the time that the Account was managed by the Sub-Adviser.

10. Representations and Further Agreements. The Sub-Adviser represents that (i) it is duly registered as an investment adviser with the Securities and Exchange Commission pursuant to the Advisers Act, as amended, and will continue to be so registered for so long as the Agreement remains in effect; (ii) it has adopted a w1itten code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, as amended and Rule 204A-1 under the Advisers Act, as amended, and will provide the Adviser and the Fund with a copy of such code of ethics, together with evidence of its adoption; (iii) it will maintain an appropriate level of errors and omissions or professional liability insurance coverage for the duration of the Agreement; (iv) the Sub-Adviser has full power and authority to enter into and perform the services contemplated by the Agreement; (v) the Sub-Adviser shall, upon reasonable request, provide a certification to the Fund's Chief Compliance Officer to the effect that the Sub-Adviser has adopted and implemented policies and procedures reasonably designed to prevent violation by the Sub-Adviser and its supervised persons of the Advisers Act; (vi) the Sub-Adviser will promptly notify the Trust and the Adviser of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; and (vii) the Agreement is a valid and binding agreement of the Sub-Adviser, enforceable against it in accordance with the terms hereof.

Fund acknowledges receipt of a copy of Part 2A and 2B of the Sub-Adviser's current Form ADV at least forty-eight (48) hours prior to execution of the Agreement. The Adviser represents, agrees and confirms that the employment of the Sub-Adviser is authorized by the governing documents relating to the Account and that:

(i) the Agreement has been duly authorized by appropriate action and by duly authorized persons and when executed and delivered will be legally binding upon the Fund and the Adviser in accordance with its tenns;

(ii) the Adviser will deliver to the Sub-Adviser evidence of such authority as the Sub-Adviser may reasonably require, whether by way of a certified resolution or otherwise;

(iii) To the extent known to the Adviser, the Adviser shall provide the Sub-Adviser with reasonable advance notice of any action taken by the Adviser or the Trust's Board that is likely to have any material impact on the Sub-Adviser's ability to provide services under this Agreement including, without limitation, any material change to (i) the Fund's investment objectives, strategies, policies and restrictions, or (ii) the Trust's registration statement as it relates to the services provided by the Sub-Adviser to the Fund. The Adviser agrees that, provided it is within their ability, they will allow for a reasonable implementation period for any such action and Sub-Adviser agrees it will make reasonable efforts to implement any such action within such implementation period; and

(iv) During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser all prospectuses, proxy statements, and reports to shareholders which refer to the Sub-Adviser in any way, prior to use thereof. During the term of this Agreement, the Adviser also agrees to furnish the Sub-Adviser, upon request, representative samples of marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public, which make reference to the Sub-Adviser. The Adviser further agrees to prospectively make reasonable changes to such materials upon the Sub-Adviser's written request, and to implement those changes in the next regularly scheduled production of those materials, subject to the approval of the Trust. All such prospectuses, proxy statements, replies to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Sub-Adviser may be furnished to the Sub-Adviser hereunder by electronic mail, overnight mail or hand delivery.

11. Non-Confidentiality of Performance Results. The Fund agrees that the Sub-Adviser may inform others that the Fund is a client of the Sub-Adviser and that the Sub-Adviser may provide others with composite performance results related to the Fund's Account without disclosing the specific performance results of the Fund's Account, provided that any such disclosures are made in accordance with the Trust's policies and procedures relating to the disclosure of Fund portfolio holdings.

12. Applicable Law. The provisions of the Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions of that state, or any of the applicable provisions of the 1940 Act. To the extent that the laws of the State of Delaware, or any of the provisions in the Agreement, conflict with applicable provisions of the 1940 Act, the latter shall control.

13. Entire Agreement. The Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or contemporaneous or agreements with respect to such subject matter. The Agreement may not be modified or amended in any manner except by a written agreement signed by the parties hereto.

14. Notices. All notices required to be given pursuant to the Agreement shall be delivered or mailed to the address listed below of each applicable party (i) in person, (ii) by registered or certified mail, (iii) delivery service or (iv) by facsimile or e-mail transmission, providing the sender with notice of receipt, or to such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered if sent in accordance with this paragraph.

To the Trust:

Financial Investors Trust

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: Secretary

To the Adviser:

Highland Associates Inc.

2545 Highland Avenue, Suite 200

Birmingham, Alabama 35205

Attn: Scott Graham

To the Sub-Adviser:

Passaic Partners LLC

110 Edison Place, Suite 304

Newark, NJ 07102

Attn: Jim Tufts

15. Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed an original of the same agreement, but all of which together shall constitute one agreement.

16. Commencement. The Sub-Adviser shall commence providing the services under the Agreement on or around August 8, 2022.

17. Termination. The Agreement shall remain in force for an initial term of two (2) years and from year to year thereafter, but only so long as such continuance is specifically approved at least annually by the vote of a majority of the Trustees who are not parties to the Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval and by a vote of the Trustees or of a majority of the outstanding voting securities of the Fund. The requirement that continuance of the Agreement be specifically approved at least annually shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder. The Agreement may be terminated at any time, without the payment of any penalty, by a vote of the majority of the Trustees of the Fund, by the vote of a majority of the outstanding voting securities of the Fund, by the Adviser on sixty (60) days' prior written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days written notice to the Adviser. The Agreement will automatically terminate, without the payment of any penalty in the event of any assignment (as defined in the 1940 Act) or termination of the Investment Advisory Agreement between the Adviser and the Fund or the Adviser and the Trust, with respect to the Fund, as applicable. The Agreement will also terminate upon thilty (30) days written notice to the other party that the other party is in material breach of the Agreement, unless the other party in material breach of the Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after such written notice.

18. Amendment. Except to the extent permitted by the 1940 Act or the rules or regulations thereunder or pursuant to exemptive relief granted by the SEC, the Agreement may be amended by the parties with respect to any Account only if such amendment, if material, is specifically approved by the vote of a majority of the outstanding voting securities of such Account (unless such approval is not required by Section 15 of the 1940 Act as interpreted by the SEC or its staff or unless the SEC has granted an exemption from such approval requirement) and by the vote of a majority of the Trustees of the Fund who are not interested persons, cast in person at a meeting called for the purpose of voting on such approval.

19. Assignment. The Sub-Adviser shall not assign the Agreement. Any assignment (as that term is defined in the 1940 Act) of the Agreement shall result in the automatic termination of the Agreement. Notwithstanding the foregoing, no assignment shall be deemed to result from any changes in the directors, officers or employees of the Sub-Adviser except as may be provided to the contrary in the 1940 Act or the rules or regulations thereunder.

20. Valuation. The Sub-Adviser will provide reasonable assistance to the Adviser in the Adviser's determining, to the extent applicable, the fair value of any security or other investment held in the Account that requires fair valuation, following a request from the Adviser for such assistance. For the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the Sub-Adviser is not responsible for the ultimate determination of the price of any of the assets held in the Account.

21. Confidentiality. Each of the Adviser, the Trust and the Sub-Adviser agree to hold any and all non-public, confidential or proprietary information (including, but not limited to, the securities and other assets held in the Fund) pertaining to the other party(ies) (collectively, the "Confidential Information") in strict confidence and not to disclose any such information without the prior written consent of the other party(ies) except as required by law (including without limitation, applicable securities laws and regulations) and except as specified by the Trust's policies relating to the disclosure of portfolio holdings. If so required, the disclosing party shall, to the extent permissible, promptly notify the affected party in writing of such required disclosure and, to the extent permissible, seek to obtain reasonable assurance that Confidential Information disclosed hereunder receives confidential treatment. Confidential Information shall not include information a party to the Agreement can clearly establish was (a) known to such party prior to disclosure to such party by the other party or its representatives and not otherwise subject to a separate confidentiality obligation, (b) rightfully acquired by the party from third parties whom the disclosing party reasonably believes after due inquiry are not under an obligation of confidentiality to the other party to the Agreement, (c) placed in the public domain without fault of the party or its affiliates, (d) independently developed by the party without reference or reliance upon the Confidential Information, or (e) required to be disclosed in filings made with a federal or state securities regulator or with a financial industry self-regulatory organization. None of the parties shall use the Confidential Information provided by the other parties to trade for its own account or for the account of any other.

22. Use of Name. The Sub-Adviser authorizes the Adviser and the Trust's use of the Sub-Adviser's service marks and/or trademarks in connection with the marketing of the Fund, including but not limited to, the Fund's registration statement and fact sheet. In addition, the Adviser and the Trust each acknowledges and agrees that it has no rights in or to the Sub-Adviser's name beyond the limited use rights granted herein. The Sub-Adviser shall have no rights relating to the Adviser's and the Trust's service marks and /or trademarks in connection with the marketing of the Fund; provided that notwithstanding anything contained in the Agreement, the Sub-Adviser shall be entitled to use the Adviser's, the Trust's and the Fund's name and any related logos, royalty-free, in any document required to be filed with any governmental agency or self-regulatory organization and in marketing materials used solely for the purpose of indicating that the Sub-Adviser is a sub-adviser to the Fund. The authorizations granted herein are subject to the Sub-Adviser having provided the materials to the Adviser and to the Trust for review and approval, in writing, prior to their use; provided, that after such materials have been approved by the Adviser and the Trust in accordance herewith, the Sub-Adviser may, without subsequent approval by the Adviser or the Trust, continue to include substantially similar references to names, service marks, and/or trademarks in future versions of such materials, so long as such references remain substantially similar to the original version approved (including, for example, subsequent monthly or quarterly marketing materials and periodic regulatory filing updates), except as otherwise required by the policies and procedures of the Fund or those of the Fund's administrator and/or distributor. In the event the Agreement is terminated for any reasons, the Adviser and the Trust shall have no further right to use the Sub-Adviser's service marks and/or trademarks.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed the Agreement the day first above written.

FINANCIAL INVESTORS TRUST, on behalf of the Fund		PASSAIC PARTNERS LLC

By:	/s/ Dawn Cotten	By:	/s/ James Tufts
Name:	Dawn Cotten	Name:	James Tufts
Title:	President	Title:	Partner, Chief Operating Officer

HIGHLAND ASSOCIATES, INC.

By:	/s/ Jason Copeland
Name:	Jason Copeland
Title:

SCHEDULE A

FUNDS

Highland Resolute Fund

SCHEDULE B

COMPENSATION

Fund	Annual Fee Rate
Highland Resolute Fund	0.50%